EXHIBIT 99.1

                             GRANT PARK FUTURES FUND

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                     GRANT PARK WEEKLY PERFORMANCE STATISTICS

                          WEEKLY ROR               MTD ROR              YTD ROR
CLASS A UNITS               2.96%                   3.62%               -10.91%
CLASS B UNITS               2.95%                   3.59%               -11.58%
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             WEEKLY COMMENTARY FOR THE WEEK ENDED NOVEMBER 12, 2004

The Fund was profitable over the past week. Positions in stock indices, currencies and financials accounted for a majority of the Fund's earnings while losses were suffered primarily in the energy sector.

Long positions in stock indices benefited as share prices were higher for the week on a combination of lower oil prices, friendly economic news and positive earnings. The NASDAQ index rallied 2.3%, registering its fourth consecutive weekly gain, while the S&P 500 index rose to a three-year high, up 15 points for the week. Analysts attributed the rally to, among other factors, a 4.6% fall in the price of crude oil and strong profit reports out of the tech sector. Dell Computers posted a 25% increase in its third-quarter earnings, with its trade price hitting a three-year high. Both the NASDAQ and S&P 500 indices closed the week at or near their highs after the news on Friday that the University of Michigan's consumer sentiment index had reached 95.5 for early November, up from October's mark of 91.7. Long positions overseas were also profitable. The Hang Seng rose 2.14% in Hong Kong; the London FTSE-100 was 1.14% higher and the CAC in Paris closed 1.43% better. The German DAX rallied 1.96%.

The U.S. dollar continued to soften despite the fact that economic data from both Europe and Asia suggested that economies there are expanding at a slower rate than expected. Japan, Germany and France all posted disappointing growth numbers of 0.1% from the second to the third quarter. Analysts said that the failure of the dollar to rally on the bullish data indicated that investors are still primarily concerned with the current U.S. account deficit and any overexposure the U.S. might suffer if foreign funding of the deficit were to subside. Long positions in the British pound, the Euro and the Australian dollar continued to profit. The Canadian dollar and Swiss franc also gained against the greenback, allowing the Fund to profit from its long positions. Finally, the dollar index was 0.36 lower on the week, benefiting the Fund's short position.

Long positions in foreign financials profited as the European growth figures spurred a rally in the foreign fixed income markets. The Euro bund, the Eurex BOBL and Euribor all traded higher on the weak economic news. The growth data also put on hold any plans by the European Central Bank to raise short term interest rates in the near-term. Long positions in the short sterling and long gilt in London also contributed to profits.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com

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Lastly, long positions in the energy sector sustained losses on the week.
December crude oil fell $2.29, ending the weekly session at $47.32 per barrel. Traders said that previous worries over U.S. supply seem to have subsided as output from the Gulf of Mexico is recovering from the effects of Hurricane Ivan. During the week, the contract hit a seven-week low of $46.96. Natural gas fell
77.8 cents, or almost 10%, to $7.176 per million British thermal units on concerns of above-normal temperatures across the U.S. heading into the early winter months. Unleaded gasoline was almost 3 cents cheaper by the end of the week. The Fund has liquidated its long exposure in the energy sector and holds net short positions going in to the new week.







































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY



                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com